EXHIBIT 10.16

Date July 17, 2003

Security Agreement

Secured Party: Brunswick Corporation 1 North Field Court Lake Forest, Illinois 60045-4811 Lake County, Illinois	Debtor/Pledgor: Fountain Powerboats, Inc. 1653 Whichard’s Beach Road Washington, North Carolina 27889 Beaufort County, North Carolina

Debtor/Pledgor is: ☐ Individual ☒ Corporation ☐ Partnership[ ] Other

Debtor/Pledgor is organized under the laws of the State of North Carolina.

Address is Debtor’s/Pledgor’s: ☐ Residence ☒ Place of Business ☐ Chief Executive Office if more than one place of business

Collateral (hereinafter defined) is located at: ☒ Debtor’s/Pledgor’s address shown above and any other address where any property of

Debtor/Pledgor may be found.

[This Security Agreement (this “Agreement”) contains some provisions preceded by boxes. If a box is marked, the provision applies to this transaction. If it is not marked, the provision does not apply to this transaction.]

1. Security Interest. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor/Pledgor (hereinafter referred to as “Debtor”) assigns and grants to Secured Party, a security interest and lien in the Collateral (hereinafter defined) to secure the payment and the performance of the Obligation (hereinafter defined).

2. Collateral. A security interest is granted in the following collateral described in this Item 2, whether now or hereafter existing or acquired (the “Collateral”). All types of Collateral shall have the meanings ascribed to such type of collateral as defined in Section 9-102 of revised article 9 of the Uniform Commercial Code:

A. Types of Collateral (check as applicable)

☒ Accounts: Any and all accounts (including, but not limited to, health-care-insurance receivables) and other rights of Debtor now existing or hereafter arising out of the business of Debtor.

☒ Inventory:

☒ Blanket Lien: Any and all of Debtor’s goods held as inventory.

☐Specific Inventory: Limited to any and all of Debtor’s goods held as inventory which are specifically described in the space below, whether now owned or hereafter acquired, including without limitation, any and all such goods held for sale or lease or being processed for sale or lease in Debtor’s business, as now or hereafter conducted, including all materials, goods and work in process, finished goods and other tangible property held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Debtor’s business, along with all documents (including documents of title) covering such inventory including the following (attach schedule if necessary):

☒ Equipment:

☒ Blanket Lien: Any and all of Debtor’s goods held as equipment. Some of such goods are or may become fixtures on Debtor’s real estate in Beaufort County, North Carolina described on Exhibit A hereto.

☐ Specific Equipment: Limited to any and all of Debtor’s goods held as equipment which are specifically described in the space below, including, without limitation, all machinery, tools, dies, furnishings, or fixtures, wherever located, whether now owned or hereafter acquired, together with all increases, parts, fittings, accessories, equipment, and special tools now or hereafter affixed to any part thereof or used in connection therewith including the following (attach schedule if necessary):

☒ Fixtures:

☒ Blanket Lien: Any and all of Debtor’s goods held as fixtures.

☐ Specific Fixtures: Limited to any and all of Debtor’s goods held as fixtures which are specifically described in the space below, whether now existing or hereafter acquired. These goods are or will become fixtures on the following described real estate in                      County,                              [State] , owned by:                                                                                        [name of owner] more particularly described as follows:                                                                   [insert legal description (or attach schedule) of property, not street address]            , including the following (attach schedule if necessary):

☒ Instruments and/or Investment Documents:

☒ Blanket Lien: Any and all of Debtor’s instruments, documents, investment property and other writings of any type.

☐ Specific Instruments and/or Investment Documents: Limited to any and all of Debtor’s instruments, documents, and other writings of any type which are specifically described in the space below, which evidence a right to the payment of money and which are of a type that is transferred in the ordinary course of business by delivery with any necessary indorsement or assignment, whether now owned or hereafter acquired, including, without limitation, negotiable instruments, promissory notes, and documents of title owned or to be owned by Debtor, certificates of deposit, and all liens, security agreements, leases and other contracts securing or otherwise relating to any of said instruments or documents including the following (attach schedule if necessary):

☒ General Intangibles:

☒ Blanket Lien: Any and all of Debtor’s general intangibles.

☐ Specific General Intangibles: Limited to any and all of Debtor’s general intangible property which is specifically described in the space below, whether now owned or hereafter acquired by Debtor or used in Debtor’s business currently or hereafter, including, without limitation, all payment intangibles, all patents, trademarks, service marks, trade secrets, copyrights and exclusive licenses (whether issued or pending), literary rights, contract rights and all documents, applications, materials and other matters related thereto, all inventions, all manufacturing, engineering and production plans, drawings, specifications, processes and systems, all trade names, goodwill and all chattel paper, documents and instruments relating to such general intangibles including the following (attach schedule if necessary):

_____________________________________________________________________________________________________

_____________________________________________________________________________________________________

__________________________________________________________________________________________________________________________________________________________________________________________________________

☒ Deposit accounts: All of Debtor’s right, title and interest in and to any deposit account together with all interest, monies or proceeds due or to become due thereunder, and any and all additional or renewed deposits of said monies or proceeds.

B. Substitutions, Proceeds and Related Items. Any and all substitutes and replacements for, accessions, attachments and other additions to, tools, parts and equipment now or hereafter added to or used in connection with, and all cash or non-cash proceeds and products of, the Collateral (including, without limitation, all income, benefits and property receivable, received or distributed which results from any of the Collateral, such as dividends payable or distributable in cash, property or stock; insurance distributions of any kind related to the Collateral, including, without limitation, returned premiums, interest, premium and principal payments; redemption proceeds and subscription rights; and shares or other proceeds of conversions or splits of any securities in the Collateral); any and all choses in action and causes of action of Debtor, whether now existing or hereafter arising, relating directly or indirectly to the Collateral (whether arising in contract, tort or otherwise and whether or not currently in litigation); all certificates of title, manufacturer’s statements of origin, other documents, accounts and chattel paper, whether now existing or hereafter arising directly or indirectly from or related to the Collateral; all warranties, wrapping, packaging, advertising and shipping materials used or to be used in connection with or related to the Collateral; all of Debtor’s books, records, data, plans, manuals, computer software, computer tapes, computer systems, computer disks, computer programs, source codes and object codes containing any information, pertaining directly or indirectly to the Collateral and all rights of Debtor to retrieve data and other information pertaining directly or indirectly to the Collateral from third parties, whether now existing or hereafter arising; and all returned, refused, stopped in transit, or repossessed Collateral, any of which, if received by Debtor, upon request shall be delivered immediately to Secured Party.

C. Balances and Other Property. Any claim of Debtor against Secured Party, now or hereafter existing, liquidated or unliquidated, and all money, instruments, securities, documents, chattel paper, credits, claims, demands, income, and any other property, rights and interests of Debtor which at any time shall come into the possession or custody or under the control of Secured Party or any of its agents or affiliates for any purpose, and the proceeds of any thereof. Secured Party shall be deemed to have possession of any of the Collateral in transit to or set apart for it or any of its agents or affiliates.

D. All other personal property of Debtor.

3. Description of Obligation(s). The following obligations (“Obligation” or “Obligations”) are secured by this Agreement: (a) All debts, obligations, liabilities and agreements of Debtor to Secured Party (i) arising out of any payment by Secured Party under the Guaranty dated July 17, 2003 (the “Guaranty”) issued by Secured Party in favor of Bank of America, N. A. (“Bank”) of the obligations of Debtor under or in connection with the Loan Agreement dated as of July 17, 2003 between Debtor and Bank (as amended or otherwise modified from time to time, the “Loan Agreement”), the Note (as defined in the Loan Agreement) and any other Loan Document (as defined in the Loan Agreement), including (without limitation) the amount of any such payment plus interest thereon at Default Rate (as defined in the Note); and (ii) if Secured Party exercises its option to purchase the rights of Bank under the Loan Agreement (the “Purchase Option”), under or in connection with the Loan Agreement, the Note and the other Loan Documents; (b) All costs incurred by Secured Party to obtain, preserve, perfect and enforce this Agreement and maintain, preserve, collect and realize upon the Collateral; and (c) All other costs and attorneys’ fees incurred by Secured Party, for which Debtor is obligated to reimburse Secured Party in accordance with the terms of the Loan Documents, together with interest at the Default Rate. If Debtor is not the obligor of the Obligation, and in the event any amount paid to Secured Party on any Obligation is subsequently recovered from Secured Party in or as a result of any bankruptcy, insolvency or fraudulent conveyance proceeding, Debtor shall be liable to Bank for the amounts so recovered up to the fair market value of the Collateral whether or not the Collateral has been released or the security interest terminated. In the event the Collateral has been released or the security interest terminated, the fair market value of the Collateral shall be determined, at Secured Party’s option, as of the date the Collateral was released, the security interest terminated, or said amounts were recovered.

4. Debtor’s Warranties. Debtor hereby represents and warrants to Secured Party as follows:

A. Financing Statements. Except as may be noted by schedule attached hereto and incorporated herein by reference, no financing statement covering the Collateral is or will be on file in any public office, except (1) financing statements evidencing the first lien of the Bank (the “Bank Lien”) in the Collateral, (2) financing statements relating to the security interests created hereunder and (3) financing statements which will be terminated contemporaneously or promptly after the funding of the loan described in the Loan Agreement, and no security interest, other than the Bank Lien, the lien herein created and other Permitted Liens (as defined in the Loan Agreement), has attached or been perfected in the Collateral or any part thereof.

B. Ownership. Debtor owns the Collateral free from any setoff, claim, restriction, lien, security interest or encumbrance except liens for taxes not yet due, the Bank Lien, the security interest hereunder and other Permitted Liens.

C. Environmental Compliance. The conduct of Debtor’s business operations and the condition of Debtor’s property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency or any applicable local or state law, rule, regulation or rule of common law and any judicial interpretation thereof relating primarily to the environment or any materials defined as hazardous materials or substances under any local, state or federal environmental law, rule or regulation, and petroleum, petroleum products, oil and asbestos (“Hazardous Materials”), except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in the Loan Agreement).

D. Power and Authority. Debtor has full power and authority to make this Agreement, and all necessary consents and approvals of any person, entity, governmental or regulatory authority and securities exchange have been obtained to effectuate the validity of this Agreement.

5. Debtor’s Covenants. Until full payment and performance of all Obligations and termination of the Guaranty, unless Secured Party otherwise consents in writing:

A. Obligation and This Agreement. Debtor shall perform all of its agreements herein and in any other agreement between it and Secured Party.

B. Ownership and Maintenance of the Collateral. Debtor shall keep all tangible Collateral in good condition. Debtor shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Secured Party. Debtor shall keep the Collateral free from all liens and security interests except those for Permitted Liens.

C. Insurance. Debtor shall insure the Collateral with companies acceptable to Secured Party. Such insurance shall be in an amount not less than the fair market value of the Collateral and shall be against such casualties and with such deductible amounts as Secured Party shall approve. All insurance policies shall be written for the benefit of Debtor and Secured Party as their interests may appear, payable to Secured Party (or, so long as the Bank Lien is effective, payable to Bank) as loss payee, or in other form satisfactory to Secured Party, and such policies or certificates evidencing the same shall be furnished to Secured Party. All policies of insurance shall provide for written notice to Secured Party at least thirty (30) days prior to cancellation. Risk of loss or damage is Debtor’s to the extent of any deficiency in any effective insurance coverage.

D. Secured Party’s Costs. Debtor shall pay all costs necessary to obtain, preserve, perfect, defend and enforce the security interest created by this Agreement, collect the Obligations, and preserve, defend, enforce and collect the Collateral, including but not limited to taxes, assessments, insurance premiums, repairs, rent, storage costs and expenses of sales, legal expenses, reasonable attorneys’ fees and, if Secured Party exercises the Purchase Option, all other fees or expenses for which Debtor is obligated to reimburse Secured Party in accordance with the terms of the Loan Documents. Whether the Collateral is or is not in Secured Party’s possession, and without any obligation to do so and without waiving Debtor’s default for failure to make any such payment, Secured Party at its option may pay any such costs and expenses, discharge encumbrances on the Collateral, and pay for insurance of the Collateral, and such payments shall be a part of the Obligations and bear interest at the Default Rate. Debtor agrees to reimburse Secured Party on demand for any costs so incurred.

E. Information and Inspection. Debtor shall (i) promptly furnish Secured Party any information with respect to the Collateral requested by Secured Party; (ii) allow Secured Party or its representatives to inspect the Collateral, at any time and wherever located, and to inspect and copy, or furnish Secured Party or its representatives with copies of, all records relating to the Collateral; (iii) promptly furnish Secured Party or its representatives such information as Secured Party may request to identify the Collateral, at the time and in the form requested by Secured Party; and (iv) deliver upon request to Secured Party shipping and delivery receipts evidencing the shipment of goods and invoices evidencing the receipt of, and the payment for, the Collateral.

F. Additional Documents. Debtor shall sign and deliver any papers deemed necessary or desirable in the judgment of Secured Party to obtain, maintain, and perfect the security interest hereunder and to enable Secured Party to comply with any federal or state law in order to obtain or perfect Secured Party’s interest in the Collateral or to obtain proceeds of the Collateral.

G. Parties Liable on the Collateral. Debtor shall preserve the liability of all obligors on any Collateral, shall preserve the priority of all security therefor, and shall deliver to Secured Party the original certificates of title on all motor vehicles or other titled vehicles constituting the Collateral (to the extent not delivered to Bank). Secured Party shall have no duty to preserve such liability or security, but may do so at the expense of Debtor, without waiving Debtor’s default.

H. Records of the Collateral. Debtor at all times shall maintain accurate books and records covering the Collateral. Debtor immediately will mark all books and records with an entry showing the absolute assignment of all Collateral to Secured Party (subject to the prior assignment to Bank), and Secured Party is hereby given the right to audit the books and records of Debtor relating to the Collateral at any time and from time to time.

I. Disposition of the Collateral. If disposition of any Collateral gives rise to an account, chattel paper or instrument, Debtor immediately shall notify Secured Party, and upon request of Secured Party shall assign or indorse the same to Secured Party (or, so long as the Bank Lien is effective, to Bank). No Collateral may be sold, leased, manufactured, processed or otherwise disposed of by Debtor in any manner without the prior written consent of Secured Party, except the Collateral sold, leased, manufactured, processed or consumed in the ordinary course of business.

J. Accounts. Each account held as Collateral will represent the valid and legally enforceable obligation of third parties and shall not be evidenced by any instrument or chattel paper.

K. Notice/Location of the Collateral. Debtor shall give Secured Party written notice of each office of Debtor in which records of Debtor pertaining to accounts held as Collateral are kept, and each location at which the Collateral is or will be kept, and of any change of any such location. If no such notice is given, all records of Debtor pertaining to the Collateral and all Collateral of Debtor are and shall be kept at the address marked by Debtor above.

L. Change of Name/Status/State of Organization and Notice of Changes. Without the written consent of Secured Party, Debtor shall not change its name, change its corporate status, change its state of organization, use any trade name or engage in any business not reasonably related to its business as presently conducted. Debtor shall notify Secured Party immediately of (i) any material change in the Collateral, (ii) a change in Debtor’s state of organization, (iii) a change in any matter warranted or represented by Debtor in this Agreement and (iv) the occurrence of an Event of Default (hereinafter defined).

M. Use and Removal of the Collateral. Debtor shall not use the Collateral illegally. Debtor shall not, unless previously indicated as a fixture, permit the Collateral to be affixed to real or personal property without the prior written consent of Secured Party. Debtor shall not permit any of the Collateral to be removed from the locations specified herein without the prior written consent of Secured Party, except for the sale of inventory in the ordinary course of business.

N. Possession of the Collateral. Debtor shall deliver all investment securities and other instruments, documents and chattel paper which are part of the Collateral and in Debtor’s possession to Secured Party (or, so long as the Bank Lien is effective, to Bank) immediately, or if hereafter acquired, immediately following acquisition, appropriately indorsed to Secured Party’s (or, so long as the Bank Lien is effective, to Bank’s) order, or with appropriate, duly executed powers. Debtor waives presentment, notice of acceleration, demand, notice of dishonor, protest, and all other notices with respect thereto.

O. Consumer Credit. If any Collateral or proceeds includes obligations of third parties to Debtor, the transactions giving rise to the Collateral shall conform in all respects to the applicable state or federal law including but not limited to consumer credit law. Debtor shall hold harmless and indemnify Secured Party against any cost, loss or expense arising from Debtor’s breach of this covenant.

P. Power of Attorney. Debtor appoints Secured Party and any officer thereof as Debtor’s attorney-in-fact with full power in Debtor’s name and behalf to do every act which Debtor is obligated to do or may be required to do hereunder; however, nothing in this paragraph shall be construed to obligate Secured Party to take any action hereunder nor shall Secured Party be liable to Debtor for failure to take any action hereunder. This appointment shall be deemed a power coupled with an interest and shall not be terminable as long as the Obligation is outstanding and shall not terminate on the bankruptcy or insolvency of Debtor.

Q. Waivers by Debtor. Debtor waives notice of the creation, advance, increase, existence, extension or renewal of, and of any indulgence with respect to, the Obligations; waives presentment, demand, notice of dishonor, and protest; waives notice of the amount of the Obligations outstanding at any time, notice of any change in financial condition of any other person liable for any of the Obligations or any part thereof, notice of any Event of Default, and all other notices respecting the Obligations; and agrees that maturity of the Obligations and any part thereof may be accelerated, extended or renewed one or more times by Secured Party in its discretion, without notice to Debtor. Debtor waives any right to require that any action be brought against any other person or to require that resort be had to any other security or to any balance of any deposit account. Debtor further waives any right of subrogation or to enforce any right of action against any other obligor with respect to the Obligations until the Obligations are paid in full.

R. Other Parties and Other Collateral. No renewal or extension of or any other indulgence with respect to the Obligations or any part thereof, no release of any security, no release of any other person (including any maker, indorser, guarantor or surety) liable on any of the Obligations, no delay in enforcement of payment, and no delay or omission or lack of diligence or care in exercising any right or power with respect to the Obligations or any security therefor or guaranty thereof or under this Agreement shall in any manner impair or affect the rights of Secured Party under the law, hereunder, or under any other agreement pertaining to the Collateral. Secured Party need not file suit or assert a claim for personal judgment against any person for any part of the Obligations or seek to realize upon any other security for the Obligations, before foreclosing or otherwise realizing upon the Collateral. Debtor waives any right to the benefit of or to require or control application of any other security or proceeds thereof, and agrees that Secured Party shall have no duty or obligation to Debtor to apply to the Obligations any such other security or proceeds thereof.

S. Collection and Segregation of Accounts and Right to Notify. Secured Party hereby authorizes Debtor to collect the Collateral, subject to the direction and control of Secured Party, but Secured Party may, without cause or notice, curtail or terminate said authority at any time. Upon notice by Secured Party, whether oral or in writing, to Debtor, Debtor shall forthwith upon receipt of all checks, drafts, cash, and other remittances in payment of or on account of the Collateral, deposit the same in one or more special accounts maintained with a financial institution acceptable to Secured Party over which Secured Party alone shall have the power of withdrawal. The remittance of the proceeds of such Collateral shall not, however, constitute payment or liquidation of such Collateral until Secured Party shall receive good funds for such proceeds. Funds placed in such special accounts shall be held as security for all Obligations. These proceeds shall be deposited in precisely the form received, except for the indorsement of Debtor where necessary to permit collection of items, which indorsement Debtor agrees to make, and which indorsement Secured Party is also hereby authorized, as attorney-in-fact, to make on behalf of Debtor. In the event Secured Party has notified Debtor to make deposits to a special account, pending such deposit, Debtor agrees that it will not commingle any such checks, drafts, cash or other remittances with any other funds or property of Debtor, but will hold them separate and apart therefrom, and upon an express trust for Secured Party until deposit thereof is made in the special account. Secured Party will, from time to time, apply the whole or any part of the Collateral funds on deposit in this special account against such Obligations as Secured Party may in its sole discretion elect. At the sole election of Secured Party, any portion of said funds on deposit in the special account which Secured Party shall elect not to apply to the Obligations may be paid over by Secured Party to Debtor. At any time, whether Debtor is or is not in default hereunder, Secured Party may notify persons obligated on any Collateral to make payments directly to Secured Party and Secured Party may take control of all proceeds of any Collateral. Until Secured Party elects to exercise such rights, Debtor, as agent of Secured Party, shall collect and enforce all payments owed on the Collateral.

T. Compliance with State and Federal Laws. Debtor will maintain its existence, good standing and qualification to do business, where required, and comply with all laws, regulations and governmental requirements, including without limitation, environmental laws applicable to it or any of its property, business operations and transactions, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

U. Environmental Covenants. Debtor shall immediately advise Secured Party in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Debtor’s business operations; and (ii) all claims made or threatened by any third party against Debtor relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Debtor shall immediately notify Secured Party of any remedial action taken by Debtor with respect to Debtor’s business operations. Debtor will not use or permit any other party to use any Hazardous Materials at any of Debtor’s places of business or at any other property owned by Debtor except such materials as are incidental to Debtor’s normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Debtor agrees to permit Secured Party, its agents, contractors and employees to enter and inspect any of Debtor’s places of business or any other property of Debtor at any reasonable times upon three (3) days’ prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Debtor is complying with this covenant and Debtor shall reimburse Secured Party on demand for the costs of any such environmental investigation and audit. Debtor shall provide Secured Party, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Debtor’s business operations within five (5) days of the request therefor.

6. Rights and Powers of Secured Party.

A. General. Secured Party, before or after default, without liability to Debtor may: obtain from any person information regarding Debtor or Debtor’s business, which information any such person also may furnish without liability to Debtor; require Debtor to give possession or control of any Collateral to Secured Party; indorse as Debtor’s agent any instruments, documents or chattel paper in the Collateral or representing proceeds of the Collateral; contact account debtors directly to verify information furnished by Debtor; take control of proceeds, including stock received as dividends or by reason of stock splits; release the Collateral in its possession to any person, temporarily or otherwise; require additional Collateral; reject as unsatisfactory any property hereafter offered by Debtor as Collateral; set standards from time to time to govern what may be used as after acquired Collateral; designate, from time to time, a certain percent of the Collateral as the loan value and require Debtor to maintain the Obligations at or below such figure; take control of funds generated by the Collateral, such as cash dividends, interest and proceeds or refunds from insurance, and use same to reduce any part of the Obligations and exercise all other rights which an owner of such Collateral may exercise, except the right to vote or dispose of the Collateral before an Event of Default; at any time transfer any of the Collateral or evidence thereof into its own name or that of its nominee; and demand, collect, convert, redeem, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral, in its own name or in the name of Debtor, as Secured Party may determine. Secured Party shall not be liable for failure to collect any account or instruments, or for any act or omission on the part of Secured Party, its officers, agents or employees, except for its or their own willful misconduct or gross negligence. The foregoing rights and powers of Secured Party will be in addition to, and not a limitation upon, any rights and powers of Secured Party given by law, elsewhere in this Agreement, or otherwise. If Debtor fails to maintain any required insurance, to the extent permitted by applicable law Secured Party may (but is not obligated to) purchase single interest insurance coverage for the Collateral which insurance may at Secured Party’s option (i) protect only Secured Party and not provide any remuneration or protection for Debtor directly and (ii) provide coverage only after the Obligations have been declared due as herein provided. The premiums for any such insurance purchased by Secured Party shall be a part of the Obligations and shall bear interest at the Default Rate.

B. Convertible Collateral. Secured Party may present for conversion any Collateral which is convertible into any other instrument or investment security or a combination thereof with cash, but Secured Party shall not have any duty to present for conversion any Collateral unless it shall have received from Debtor detailed written instructions to that effect at a time reasonably far in advance of the final conversion date to make such conversion possible.

7. Default.

A. Event of Default. An event of default (“Event of Default”) shall occur if: (i) there is a loss, theft, damage or destruction of any material portion of the Collateral for which there is no insurance coverage or for which, in the opinion of Secured Party, there is insufficient insurance coverage; (ii) Debtor or any other obligor on all or part of the Obligation shall fail to timely and properly pay or observe, keep or perform any term, covenant, agreement or condition in this Agreement or in any other agreement between Debtor and Secured Party or between Secured Party and any other obligor on the Obligations, including, but not limited to, any other note or instrument, loan agreement, security agreement, deed of trust, mortgage, promissory note, guaranty, certificate, assignment, instrument, document or other agreement concerning or related to the Obligations; (iii) Debtor or such other obligor shall fail to timely and properly pay or observe, keep or perform any term, covenant, agreement or condition in any lease agreement between such party and any lessor pertaining to premises at which any Collateral is located or stored; (iv) Debtor or such other obligor abandons any leased premises at which any Collateral is located or stored and the Collateral is either moved without the prior written consent of Secured Party or the Collateral remains at the abandoned premises; (vi) Secured Party is required to make any payment to the Bank pursuant to the Guaranty; or (vii) any “Event of Default” occurs and is continuing under the Loan Agreement.

B. Rights and Remedies. If any Event of Default shall occur, then, in each and every such case, Secured Party may, without presentment, demand, or protest; notice of default, dishonor, demand, non-payment, or protest; notice of intent to accelerate all or any part of the Obligations; notice of acceleration of all or any part of the Obligations; or notice of any other kind, all of which Debtor hereby expressly waives, (except for any notice required under this Agreement or applicable law); at any time thereafter exercise and/or enforce any of the following rights and remedies at Secured Party’s option:

i. Possession and Collection of the Collateral. At its option: (a) take possession or control of, store, lease, operate, manage or sell, or instruct any agent or broker to sell or otherwise dispose of, all or any part of the Collateral; (b) notify all parties under any account or contract right forming all or any part of the Collateral to make any payments otherwise due to Debtor directly to Secured Party; (c) in Secured Party’s own name, or in the name of Debtor, demand, collect, receive, sue for, and give receipts and releases for, any and all amounts due under such accounts and contract rights; (d) indorse as the agent of Debtor any check, note, chattel paper, document, or instrument forming all or any part of the Collateral; (e) make formal application for transfer to Secured Party (or to any assignee of Secured Party) or to any purchaser of any of the Collateral) of all of Debtor’s permits, licenses, approvals, agreements, and the like relating to the Collateral or to Debtor’s business; (f) take any other action which Secured Party deems necessary or desirable to protect and realize upon its security interest in the Collateral; and (g) in addition to the foregoing, and not in substitution therefor, exercise any one or more of the rights and remedies exercisable by Secured Party under any other provision of this Agreement or as provided by applicable law (including, without limitation, the Uniform Commercial Code as in effect in North Carolina (hereinafter referred to as the “UCC”)). In taking possession of the Collateral, Secured Party may enter Debtor’s premises and otherwise proceed without legal process, if this can be done without breach of the peace. Debtor shall, upon Secured Party’s demand, promptly make the Collateral or other security available to Secured Party at a place designated by Secured Party, which place shall be reasonably convenient to both parties.

Secured Party shall not be liable for, or be prejudiced by, any loss, depreciation or other damage to the Collateral, unless caused by Secured Party’s willful and malicious act. Secured Party shall have no duty to take any action to preserve or collect the Collateral.

ii. Receiver. Obtain the appointment of a receiver for all or any of the Collateral, Debtor hereby consenting to the appointment of such a receiver and agreeing not to oppose any such appointment.

iii. Right of Set Off. Without notice or demand to Debtor, set off and apply against any and all of the Obligations any and all indebtedness at any time held or owing by Secured Party or any of Secured Party’s agents or affiliates to or for the credit of the account of Debtor or any guarantor or indorser of the Obligations.

Secured Party shall be entitled to immediate possession of all books and records evidencing any Collateral or pertaining to chattel paper covered by this Agreement and it or its representatives shall have the authority to enter upon any premises upon which any of the same, or any Collateral, may be situated and remove the same therefrom without liability. Secured Party may surrender any insurance policies in the Collateral and receive the unearned premium thereon. Debtor shall be entitled to any surplus and shall be liable to Secured Party for any deficiency. The proceeds of any disposition after default available to satisfy the Obligations shall be applied to the Obligations in such order and in such manner as Secured Party in its discretion shall decide.

Debtor specifically understands and agrees that any sale by Secured Party of all or part of the Collateral pursuant to the terms of this Agreement may be effected by Secured Party at times and in manners which could result in the proceeds of such sale being significantly and materially less than might have been received if such sale had occurred at different times or in different manners, and Debtor hereby releases Secured Party and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale.

If, in the opinion of Secured Party, there is any question that a public sale or distribution of any Collateral will violate any state or federal securities law, Secured Party may offer and sell such Collateral in a transaction exempt from registration under federal securities law, and any such sale made in good faith by Secured Party shall be deemed “commercially reasonable”.

8. General.

A. Parties Bound. Secured Party’s rights hereunder shall inure to the benefit of its successors and assigns. In the event of any assignment or transfer by Secured Party of any of the Obligations or the Collateral, Secured Party thereafter shall be fully discharged from any responsibility with respect to the Collateral so assigned or transferred, but Secured Party shall retain all rights and powers hereby given with respect to any of the Obligations or the Collateral not so assigned or transferred.

B. Waiver. No delay of Secured Party in exercising any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No waiver by Secured Party of any right hereunder or of any default by Debtor shall be binding upon Secured Party unless in writing, and no failure by Secured Party to exercise any power or right hereunder or waiver of any default by Debtor shall operate as a waiver of any other or further exercise of such right or power or of any further default. Each right, power and remedy of Secured Party provided for herein or in any document related hereto, or which shall now or hereafter exist at law or in equity or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by Secured Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Secured Party of any or all other such rights, powers or remedies.

C. Time of the Essence. Time is of the essence of this Agreement.

D. Definitions. Unless the context indicates otherwise, definitions in the UCC apply to words and phrases in this Agreement; if UCC definitions conflict, Article 9 definitions apply.

E. Notices. Notice shall be deemed reasonable if mailed postage prepaid at least five (5) days before the related action (or if the UCC elsewhere specifies a longer period, such longer period) to the address of Debtor given above, or to such other address as any party may designate by written notice to the other party. Each notice, request and demand shall be deemed given or made, if sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid, or if sent by any other means, upon delivery.

F. Modifications. No provision hereof shall be modified or limited except by a written agreement expressly referring hereto and to the provisions so modified or limited and signed by Debtor and Secured Party. The provisions of this Agreement shall not be modified or limited by course of conduct or usage of trade.

G. Applicable Law and Partial Invalidity. This Agreement has been delivered in the State of North Carolina and shall be construed in accordance with the laws of that State. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The invalidity or unenforceability of any provision of any this Agreement to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

H. Financing Statement. To the extent permitted by applicable law, a carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral shall be sufficient as a financing statement.

I. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF (“J.A.M.S.”), AND THE “SPECIAL RULES” SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION. FOR THE PURPOSES OF THIS ARBITRATION PROVISION ONLY, THE TERM “PARTIES” SHALL INCLUDE ANY PARENT CORPORATION, SUBSIDIARY OR AFFILIATE OF SECURED PARTY INVOLVED IN THE SERVICING, MANAGEMENT OR ADMINISTRATION OF ANY OBLIGATION DESCRIBED OR EVIDENCED BY THIS AGREEMENT.

i. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF DEBTOR’S CHIEF EXECUTIVE OFFICE, OR IF THERE IS REAL OR PERSONAL PROPERTY COLLATERAL, IN THE COUNTY WHERE SUCH REAL OR PERSONAL PROPERTY IS LOCATED AT THE TIME OF THE EXECUTION OF AGREEMENT AND ADMINISTERED BY J.A.M.S. WHICH WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

ii. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (II) LIMIT THE RIGHT OF SECURED PARTY HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. SECURED PARTY MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NEITHER THE EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

J. Execution Under Seal. This Agreement is being executed under seal by Debtor.

K. NOTICE OF FINAL AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

Secured Party:		Debtor/Pledgor:

Brunswick Corporation		Fountain Powerboats, Inc.

By:	/s/ Patrick C. Mackey	By:	/s/ Reginald M. Fountain, Jr.

Name:	Patrick C. Mackey	Name:	Reginald M. Fountain, Jr.

Title:	Vice President	Title:	Chairman, CEO and President

/s/ Carol J. Price
Attest (If Applicable)

[Corporate Seal]

EXHIBIT A

TRACT I:

All that certain tract or parcel of land lying and being situate in Chocowinity Township, Beaufort County, North Carolina, and being more particularly described as follows:

Beginning at a point in the southern right-of-way line of NCSR 1166 (Whichard’s Beach Road—60 ft. right-of-way); said point being located the following courses and distances from a concrete monument located at the southeasterly corner of the subdivision known as Harbor Estates, as shown on a plat thereof recorded in Plat Cabinet A, Slide 113A in the office of the Register of Deeds of Beaufort County, North Carolina (said concrete monument also being the southwesterly corner of Tract II described below): South 35° 52’ 54” East 62.93 feet to a point; thence South 36° 20’ 33” West 30.61 feet to a point; thence South 64° 01’ 09” East 16.66 feet to the point of beginning. THENCE FROM SAID POINT OF BEGINNING SO LOCATED, along and with the southern right-of-way line of NCSR 1166 South 64° 01’ 03” East 132.39 feet to a point; thence along and with the southern right-of-way line of NCSR 1166 the following courses and distances: South 64 00’ 52” East 49.07 feet to a point; thence South 64 01’ 18” East 50.66 feet to a point; thence South 64 01’ 12” East 220.27 feet to a point; thence South 64 01’ 09” East 45.61 feet to a point; thence in a southeastern direction along a curve to the right having a chord bearing and distance of South 57 55’ 13” East 341.99 feet to a point; thence South 51 52’ 17” East 22.40 feet to a point; thence South 51 52’ 17” East 300.00 feet to a point; thence leaving NCSR 1166 South 38 00’ 08” West 140.26 feet to a point; thence South 51 52’ 37” East 31.00 feet to a point; thence South 51 52’ 19” East 131.00 feet to a point; thence South 38 00’ 08” West 50.00 feet to a point; thence North 51 59’ 55” West 21.00 feet to a point; thence South 37 59’ 26” West 137.56 feet to a point; thence South 52 57’ 27” East 107.66 feet to a point; thence South 35 48’ 31” West 49.16 feet to a point; thence South 37 39’ 39” West 149.73 feet to a point; thence South 37 39’ 39” West 18.38 feet to a point in a ditch; thence along and with said ditch the following courses and distances: North 56 10’ 32” West 114.97 feet to a point; thence North 57 56’ 27” West 120.08 feet to a point; thence North 59 09’ 12” West 105.20 feet to a point; thence North 57 02’ 11” West 105.33 feet to a point; thence North 64 27’ 40” West 506.54 feet to a point; thence North 56° 33’ 24” West 99.24 feet to a point; thence North 48 59’ 54” West 220.23 feet to a point; thence North 47 02’ 51” West 145.55 feet to a point in the eastern right-of-way line of a private road; thence along and with the eastern right-of-way line of said private road the following courses and distances: North 36 19’ 37” East 158.65 feet to a point; thence North 36 20’ 38” East 20.00 feet to a point; thence North 36 19’ 33” East 51.10 feet to a point; thence North 36 20’ 24” East 24.66 feet to a point; thence North 36 20’ 20” East 100.34 feet to a point; thence North 36 20’ 41” East 166.95 feet to a point; thence in a northeastern direction along a curve to the right having a radius of 20.00 feet an arc distance of 27.78 feet (said curve having a chord bearing and distance of North 76 08’ 47” East 25.60 feet) to the point of beginning.

The above described Tract I is delineated as Tract A and Tract B on a survey prepared for Fountain Power Boats, Inc. by Carolina Benchmark, P.A. dated October 12, 1987.

Together with a perpetual non-exclusive easement for ingress, egress and regress across a 60-foot wide private right-of-way running southwardly from NCSR 1166 at point (C) in the Ottis M. Crisp line as shown on the plat entitled “Plan of Land surveyed for Jennis M. Crisp” recorded in Plat Cabinet A, Slide 42A, in the Beaufort County Registry.

SAVING AND EXCEPTING FROM THE ABOVE DESCRIBED TRACT I THE FOLLOWING:

EXCEPTION 1: All that certain tract or parcel of land lying and being situate in Beaufort County, North Carolina and being more particularly described in that certain Deed from Fountain Powerboats, Inc., as Grantor, to the City of Washington, North Carolina, as Grantee, recorded in the Office of the Register of Deeds of Beaufort County, North Carolina, in Book 1145, at Page 127.

EXCEPTION 2: All that certain tract or parcel of land lying and being situate in Chocowinity Township, Beaufort County, North Carolina, and being more particularly described as follows: All of Tract 2B as shown and delineated on the map entitled “Subdivision Map, Fountain Power Boats, Inc., Tracts 2A & 2B,” prepared by Thomas W. Harwell, dated May 22, 2001, recorded in the office of the Register of Deeds of Beaufort County, North Carolina, in Plat Cabinet F, at Slide 83-6 (the “Subdivision Map”), reference to said map being hereby made for a more particular description of the property.

TRACT II:

All that certain tract or parcel of land lying and being situate in Chocowinity Township, Beaufort County, North Carolina, and being more particularly described as follows:

Beginning at an existing concrete monument in the northern right-of-way line of NCSR 1166 (Whichard’s Beach Road—60 ft. right-of-way), said concrete monument also being the southeasterly corner of the subdivision known as Harbor Estates, as shown on a plat thereof recorded in Plat Cabinet A, Slide 113A in the office of the Register of Deeds of Beaufort County, North Carolina. THENCE FROM SAID POINT OF BEGINNING SO LOCATED, North 30 36’ 00” East 375.64 feet to a point; thence North 30 36’ 00” East 17.00 feet to a point in a canal; thence along and with the canal the following courses and distances: North 48 42’ 00” East 23.43 feet to a point; thence North 30 26’ 00” East 476.44 feet to a point; thence leaving said canal North 31 42’ 00” East 427.85 feet to a point in the mean high water line of the Pamlico River; thence along and with the mean high water line of the Pamlico River the following courses and distances: North 71 11’ 00” East 88.88 feet to a point; thence North 78 57’ 00” East 77.78 feet to a point; thence North 51 09’ 00” East 53.88 feet to a point; thence South 21 39’ 00” East 42.48 feet to a point; thence South 55 23’ 00” East 82.19 feet to a point; thence North 65 06’ 00” East 38.64 feet to a point; thence South 45 07’ 00” East 146.64 feet to a point; thence South 59 32’ 00” East 106.73 feet to a point; thence South 65 55’ 46” East 91.98 feet to a point; thence South 87 44’ 21” East 82.14 feet to a point; thence South 83 21’ 00” East 96.80 feet to a point; thence North 78° 56’ 00” East 251.10 feet to a point; thence South 63 13’ 00” East 91.37 feet to a point; thence South 63 13’ 00” East 182.56 feet to a point; thence South 63 13’ 00” East 107.00 feet to a point; thence leaving said river South 38 18’ 41” West 21.94 feet to a concrete monument; thence South 38 18’ 41” West 701.64 feet to a concrete monument; thence South 38 18’ 41” West 64.72 feet to a concrete monument; thence South 38 18’ 41” West 108.03 feet to a concrete monument; thence South 38 18’ 41” West 106.26 feet to a concrete monument; thence South 38 18’ 41” West 104.29 feet to a concrete monument; thence South 38 18’ 41” West 102.43 feet to a concrete monument; thence South 38 18’ 41” West 127.21 feet to a concrete monument; thence South 38 18’ 41” West 35.74 feet to a concrete monument; thence South 38 18’ 41” West 63.98 feet to a concrete monument; thence South 38 18’ 41” West 99.54 feet to a concrete monument; thence South 38 18’ 41” West 99.16 feet to a concrete monument; thence South 38 18’ 41” West 106.40 feet to a concrete monument in the northern right-of-way line of NCSR 1166; thence along and with the northern right-of-way line of NCSR 1166 the following courses and distances: North 51 41’ 19” West 100.00 feet to a point; thence in a northwestern direction along a curve to the left having a chord bearing and distance of North 55 31’ 51” West 396.18 feet to a point; thence North 62 36’ 41” West 58.52 feet to a point; thence North 63 28’ 00” West 100.00 feet to a point; North 64 04’ 00” West 470.44 feet to the point of beginning.

The above described Tract II is taken from a site plan prepared for Fountain Power Boats, Inc. by Carolina Benchmark, P.A. dated August 27, 1990.

Together with all property lying between the northern property line of the above-described property, the eastern and western property line of the above-described property extended in a northeasterly direction to the mean high water line of the Pamlico River and the mean high water line of the southern shore of the Pamlico River.

TRACT III:

All that certain tract or parcel of land lying and being situate in Chocowinity Township, Beaufort County, North Carolina, and being more particularly described as follows:

BEGINNING at an existing concrete monument located in the northern right-of-way line of NCSR 1166 (Whichard’s Beach Road—60 ft. right-of-way), said point being located South 59° 50’ 02” East 1121.46 feet from a concrete monument located at the southeasterly corner of the subdivision known as Harbor Estates, as shown on a plat thereof recorded in Plat Cabinet A, Slide 113A in the office of the Register of Deeds of Beaufort County, North Carolina. Said point of beginning also being the southeastern corner of the property of Fountain Powerboats, Inc. described in the deed recorded in Deed Book 844, Page 519 in the office of the Register of Deeds of Pamlico County. THENCE FROM SAID POINT OF BEGINNING SO LOCATED, North 38° 18’ 41” East 205.53 feet to an existing concrete monument; thence North 38 18’ 41” East 99.54 feet to an existing concrete monument; thence North 38 18’ 41” East 99.57 feet to an existing concrete monument; thence North 38 18’ 41” East 127.20 feet to an existing concrete monument; thence North 38 18’ 41” East 102.41 feet to an existing concrete monument; thence

North 38 18’ 41” East 383.45 feet to an existing concrete monument; thence North 38 18’ 41” East 723.64 feet more or less to the mean high water line on the southern shoreline of the Pamlico River; thence along and with the mean high water line on the southern shoreline of the Pamlico River South 03 48’ 08” East 35.33 feet to a point; thence South 31 43’ 09” West 1,725.69 feet more or less to the northern right-of-way line of NCSR 1166; thence along and with the northern right-of-way line of NCSR 1166 North 51 54’ 27” West 221.81 feet to the point of beginning.

The above described Tract III contains approximately 4.84 acres and is taken from a survey prepared for Fountain Powerboats, Inc. by W. C. Owen of Quible and Associates, P.C. dated October 15, 1996.